Exhibit 99.1
                                                                    ------------

               List of transactions in the Company's Common Stock
               --------------------------------------------------


Trade Date              Buy/Sale      Quantity     Approximate Price per Share
----------              --------      --------     ---------------------------

11/10/2006               Buy           8,000            $6.83
11/10/2006               Buy           2,100            $6.83
11/10/2006               Buy           1,000            $6.83
11/10/2006               Buy             600            $6.83
11/10/2006               Buy             500            $6.83
11/10/2006               Buy             600            $6.83
11/10/2006               Buy             600            $6.83
11/10/2006               Buy             600            $6.83

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   All listed transactions were effected by the Funds.